Exhibit 99.1

News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Leroy M. Ball, Vice President, Chief Operating Officer and Chief Financial Officer 412 227 2118 BallLM@koppers.com

Koppers Holdings Inc. Announces Appointment of Michael J. Zugay as

Chief Financial Officer

PITTSBURGH, August 7, 2014 – Koppers Holdings Inc. (NYSE:KOP) announced today the appointment of Michael J. Zugay as Chief Financial Officer effective August 18, 2014. Mr. Zugay was Co-Chief Executive Officer and Chief Financial Officer for Michael Baker Corporation (Michael Baker) from 2012 to 2014 and was Chief Financial Officer for Michael Baker from 2009-2014. Prior to that time, he spent 14 years with iGATE Corporation, a publicly-traded provider of Information Technology, where he held various positions, including Senior Vice President and Chief Financial Officer from 2001 to 2008.

The Chief Financial Officer position for Koppers is currently held by Leroy M. Ball, who was elected Chief Operating Officer for Koppers in May 2014.

Walt Turner, President and CEO of Koppers, said, “I am pleased to welcome Mike Zugay to Koppers as our new CFO. His substantial and relevant years of experience fit well with our growth strategy and future direction of our global operations.”

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, Canada, United Kingdom, Denmark, The Netherlands, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These

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statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.